Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(951) 493-5611
Chris Eso (Media)
(951) 493-4013

WATSON PHARMACEUTICALS REPORTS FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

–  Fourth Quarter Total Net Revenue Reaches $424 Million  –

–  2004 Total Net Revenue Grows to Over $1.6 Billion  –

–  Board Authorizes Up To $300 Million Share Repurchase Program –

–  Company Provides Outlook for 2005  –

CORONA, CA – February 10, 2005 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, reported today its financial results for the fourth quarter and full year ended December 31, 2004.  Total net revenue for the fourth quarter of 2004 increased four percent to $423.5 million, compared to $406.2 million for the fourth quarter of 2003.  Fourth quarter net revenue growth was attributable to new products launched in the Company’s Generic business unit during 2004.

Net income for the fourth quarter of 2004 increased four percent to $55.1 million, compared to net income of $52.9 million for the same period of 2003.  Earnings per diluted share was $0.46, compared to $0.45 per diluted share for the prior year period.  The Company has adopted EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” with respect to its 1¾ percent convertible debentures issued March 10, 2003.  Accordingly, the Company has included these securities in its diluted earnings calculation retroactive to the date of issue.  See the table below for further details on this calculation.

Cash flow from operations for the fourth quarter of 2004 was $100.6 million.

Full Year 2004 Results

For the full year ended December 31, 2004, total net revenue increased $182.8 million or 13 percent to $1.64 billion, compared to $1.46 billion for 2003.  Net income for 2004 was

$151.3 million, or $1.27 per diluted share, compared to net income of $202.9 million, or $1.75 per diluted share, for the same period of 2003.

Cash flow from operations for the full year ended December 31, 2004 was $308.3 million.

 “We achieved solid revenue growth and strong cash flow in 2004,” said Dr. Allen Chao, Watson’s Chairman and Chief Executive Officer.  “We begin 2005 fundamentally stronger, with both a sharper focus and renewed commitment to our future success, as we continue to make significant investment in our research and development to ensure a strong pipeline of products for both our generic and brand businesses.”

Business Unit Performance

Generic business unit revenue for the fourth quarter of 2004 increased $25.2 million or eight percent to $324.5 million, compared to $299.3 million in the prior year period, due primarily to the addition of bupropion hydrochloride sustained-release, which was launched during 2004.  Revenue from generic oral contraceptives decreased $7.2 million or eight percent to $78.7 million, compared to $85.9 million in the prior year period, due primarily to a decrease in revenue from older products.

Brand business unit revenue for the fourth quarter of 2004 declined $2.9 million or three percent to $93.3 million, compared to $96.2 million in the prior year period, due primarily to lower sales in the Nephrology business.  Sales in the Brand business unit for the fourth quarter of 2004 include $54.4 million from Specialty Products and $38.9 million from Nephrology. Sales of Watson’s OXYTROL® product increased $4.2 million to $13.8 million for the fourth quarter of 2004, compared to $9.6 million in the prior year period.

Other net revenue decreased $5.0 million or 47 percent to $5.7 million in the fourth quarter of 2004, compared to $10.7 million in the prior year period, primarily because the Company received no royalties on ciprofloxacin in the fourth quarter of 2004.

Net Revenue Results
By Product Line
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Generic Business Unit	$324.5	$299.3	$1,239.4	$1,011.6
Brand Business Unit
Specialty Products	54.4	53.2	196.0	236.1
Nephrology	38.9	43.0	167.8	160.8
Other	5.7	10.7	37.3	49.2
Total net revenue	$423.5	$406.2	$1,640.5	$1,457.7

Net product sales mix was 78% generic and 22% brand in the fourth quarter of 2004, compared to 76% generic and 24% brand in the prior year period.

Gross Margin

Overall gross profit declined approximately $27.2 million or 12 percent to $200.6 million in the fourth quarter of 2004, compared to $227.8 million in the prior year period.  Overall gross margin was 47 percent in the fourth quarter of 2004, compared to 56 percent in the fourth quarter of 2003 and 50 percent in the third quarter of 2004.  On a year-over-year basis, the gross margin decline was due primarily to a higher mix of distributed generic product sales resulting in lower gross profit within the Generic business unit.  On a sequential quarter basis, the gross margin decline was due to higher manufacturing costs at certain facilities recognized in the fourth quarter of 2004 and lower pricing on select generic products.

Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Overall Consolidated Gross Margin	47.4%	56.1%	50.0%	57.1%

Gross Margin by Segment:
Brand Business Unit	78.9%	79.2%	78.8%	77.4%
Generic Business Unit	37.4%	47.1%	40.0%	47.1%

Operating Expenses

Research and development investment was $27.8 million in the fourth quarter of 2004, relatively unchanged from the same period in 2003.

Selling, general and administrative expenses for the fourth quarter of 2004 decreased $28.7 million or 31 percent to $64.1 million, compared to $92.8 million in the fourth quarter of 2003, due primarily to the termination of the Company’s agreement with a contract sales organization.

Operating expenses for the fourth quarter of 2004 decreased $28.0 million or 20 percent to $110.1 million, compared to $138.1 million in the same period of 2003.

As of December 31, 2004, cash and marketable securities were $680.3 million.

2005 Outlook

Watson’s forecasts are based on the Company’s actual results for 2004, and management’s current belief about prescription trends, inventory levels and the anticipated timing of future product launches.  These estimates do not include any impact related to the expensing of stock options under the Financial Accounting Standards Board’s (FASB) Statement 123(R), which is effective for quarters beginning after June 15, 2005.

Watson estimates total net revenue for the full year of 2005 at between $1.65 billion and $1.70 billion. This forecast does not include any potential revenue from Watson’s fentanyl transdermal system, should Watson launch the product during 2005.

Cash flow from operations for the full year of 2005 is expected to exceed $320 million.

Net Revenue Estimates

By Product Line

For the Twelve Months Ended

December 31, 2005

(in millions)
Generic Business Unit	$1,250 - $1,290
Brand Business Unit
Specialty Products	$200 - $220
Nephrology	$170 - $175
Other	$5 - $10

Research and Development Outlook

Research and development investment for 2005 is expected to be approximately 8 percent of expected total net revenue, due primarily to an increase in clinical study costs associated with Watson’s product pipeline.

Watson currently has 34 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA).  The brand products referenced by these ANDAs generated over $20 billion in annual sales.

In Watson’s brand product pipeline, the Company expects in 2005 to initiate Phase III studies on its silodosin product for benign prostatic hyperplasia, and studies on a next generation formulation of oxybutynin for overactive bladder.

Selling, General and Administration Outlook

Selling, general and administrative expenses for 2005 are expected to be approximately 17 percent of expected total net revenue.  The Company expects to launch its TRELSTAR® DEPOT and TRELSTAR® LA (triptorelin pamoate) products for the palliative treatment of advanced prostate cancer in April 2005.

Product Rights Amortization Outlook

In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the Company regularly reviews the useful lives assigned to intangible assets, including its FERRLECIT® product rights.  The Company recently modified the long range cash flow forecast from FERRLECIT® product rights to reflect recent events and circumstances, including the status of its pending Citizen Petitions.   Although this modification did not require the Company to recognize an impairment charge as of December 31, 2004, Generally Accepted Accounting

Principles (GAAP) require the Company to accelerate the amortization of these product rights.  This new amortization will begin in the first quarter of 2005 and is expected to continue until the rights are fully amortized in December 2007.  Accordingly, amortization expense on FERRLECIT® product rights and related intangibles will increase by approximately $90.0 million ($56.4 million or $0.45 per share, net of tax) per year for 2005 through 2007.

Regulatory exclusivity on FERRLECIT® expired in August, 2004, allowing generic applicants to submit ANDAs for FERRLECIT®.  The Company believes the FDA should establish guidelines governing review of any ANDA for a generic version of FERRLECIT® as a condition to approval of any competitive products.  Accordingly, Watson has submitted two Citizen Petitions to the FDA, which remain pending.  One petition requests that the FDA refuse to approve any ANDA referencing FERRLECIT®, unless a generic product applicant can establish (i) that the process used to produce the generic product is same as the process used for producing FERRLECIT®, (ii) that the physiochemical characteristics of the generic product are the same as FERRLECIT®, and (iii) that the final generic product is the same as FERRLECIT®.  The other petition requests that the FDA refuse to accept for substantive review any ANDA referencing FERRLECIT® until the FDA establishes guidelines for determining whether the generic product is the same complex as FERRLECIT®.  The Company’s Citizen Petitions recently were challenged by a competitor.  Watson cannot predict whether the FDA will grant or deny these Citizen Petitions, or when it may take such action.  However, the Company believes it will be difficult for a competitor to show that its product is the same as FERRLECIT® and that, in the absence of such a showing, the FDA should require the applicant to submit a New Drug Application (NDA) supported by clinical studies, independently demonstrating safety and efficacy.  The Company will continue to review the events and circumstances concerning FERRLECIT®, including the status of its pending Citizen Petitions, as required under FASB Statement No. 142.

Earnings per Share Outlook

GAAP earnings per diluted share for 2005 is expected to be between $1.33 and $1.43.  The earnings per diluted share forecast includes the additional FERRLECIT® amortization discussed above, and excludes potential revenue from Watson’s fentanyl transdermal system and potential effects of share repurchases discussed below.

Share Repurchase Plan Authorized

Watson announced today that its Board of Directors has authorized a program to repurchase shares of Watson’s common stock.  The Board approved the repurchase of up to $300 million of shares over a period of one year.

Share repurchases may not begin before February 15, 2005, in conformity with the Company’s insider trading policy, which precludes trading in Company stock through two full trading days following the Company’s earnings announcement.

These repurchases will be made in open market or privately negotiated transactions from time to time in compliance with the Securities and Exchange Commission’s (SEC) Rule 10b-18, subject to market conditions, applicable legal requirements and other factors.  Additionally, Watson’s Board of Directors has authorized that purchases may be made under Rule 10b5-1 promulgated under the Securities and Exchange Act of 1934, as amended.  A Rule 10b5-1 plan allows Watson to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout periods.  All such purchases must be made in accordance with a pre-defined plan that is established when the plan administrator is not aware of any material non-public information.

This share repurchase plan does not obligate Watson to acquire any particular amount of common stock and the plan may be suspended at any time at Watson’s discretion.

Webcast and Conference Call Details

Watson will host a conference call and webcast today, February 10, 2005 at 5:00 p.m. Eastern Standard Time (EST) to discuss the fourth quarter and full year 2004 results, full year 2005 estimates, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access code 3828976.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same access code.  This replay will remain in effect until 3:00 a.m. EST on February 19, 2005.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products, including Medicare and Medicaid; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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The following table presents Watson’s Condensed Consolidated Statement of Income for the three and twelve months ended December 31, 2004 and 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net revenues	$423,507	$406,164	$1,640,551	$1,457,722
Cost of sales	222,951	178,343	820,794	624,651
Gross profit	200,556	227,821	819,757	833,071
Operating expenses:
Research and development	27,750	27,470	134,221	102,083
Selling, general and administrative	64,051	92,781	301,209	320,201
Amortization	18,332	17,834	72,287	71,874
Loss on impairment of product rights	—	—	46,100	—
Total operating expenses	110,133	138,085	553,817	494,158
Operating income	90,423	89,736	265,940	338,913

Other income (expense):
Equity in losses of joint ventures	(1,182)	(1,411)	(5,271)	(1,274)
Gain on sales of securities	—	20,366	5,737	25,876
Gain on sale of subsidiary	—	—	—	15,676
Loss on early extinguishment of debt	—	—	(17,752)	(2,807)
Loss on impairment of investments and others	(2,173)	(20,040)	(7,858)	(35,905)
Interest income	2,890	1,219	6,616	5,506
Interest expense	(4,259)	(6,907)	(13,330)	(25,808)
Other income (expense)	809	(334)	2,796	(2,065)
Total other income (expense), net	(3,915)	(7,107)	(29,062)	(20,801)

Income before income tax provision	86,508	82,629	236,878	318,112
Provision for income taxes	31,402	29,768	85,545	115,248
Net income	$55,106	$52,861	$151,333	$202,864
Per share amounts:
Diluted earnings per share	$0.46	$0.45	$1.27	$1.75
Diluted weighted average shares outstanding	124,402	124,557	124,727	120,727

The following table presents Watson’s Condensed Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$468,352	$553,353
Marketable securities	211,980	20,368
Accounts receivable, net	251,459	211,174
Inventories	321,299	393,393
Other current assets	117,096	145,201
Property and equipment, net	427,377	424,995
Investments and other assets	77,779	77,226
Product rights, net	912,746	1,001,295
Goodwill	455,595	455,595
Total assets	$3,243,683	$3,282,600

Liabilities & Stockholders’ Equity
Current liabilities	$255,629	$338,685
Long-term debt	587,653	722,535
Deferred income taxes and other liabilities	157,252	164,034
Stockholders’ equity	2,243,149	2,057,346
Total liabilities & stockholders’ equity	$3,243,683	$3,282,600

The following table presents Watson’s earnings per diluted share calculation, net of interest, giving effect to the conversion of the Company’s $575 million convertible contingent debenture, issued on March 10, 2003, in accordance with EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.”

Watson Pharmaceuticals, Inc.

Diluted Earnings Per Share Calculation

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income	$55,106	$52,861	$151,333	$202,864
Adjustment for interest expense on convertible contingent senior debentures, net of taxes	2,264	2,734	6,616	8,461
Net income, adjusted	$57,370	$55,595	$157,949	$211,325

Basic weighted average common shares outstanding	109,568	108,096	109,174	107,488
Effect of dilutive securities:
Convertible contingent debentures	14,357	14,357	14,357	11,800
Dilutive common stock equivalents	477	2,104	1,196	1,439
Diluted weighted average common shares outstanding	124,402	124,557	124,727	120,727
Diluted earnings per share	$0.46	$0.45	$1.27	$1.75

The following table presents Watson’s Condensed Statement of Cash Flows for the twelve months ended December 31, 2004 and 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements Of Cash Flows

(Unaudited; in thousands)

	Twelve Months Ended December 31,
	2004	2003
Cash Flows From Operating Activities:
Net income	$151,333	$202,864
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	106,666	100,352
Loss on impairment of assets	53,958	35,905
Loss on early extinguishment of debt	17,752	2,807
Deferred income tax provision (benefit)	13,502	(30,245)
Other adjustments to reconcile net income to net cash provided	2,111	(28,295)
Changes in assets and liabilities:
Accounts receivable, net	(40,285)	(34,243)
Inventories	72,094	(45,526)
Other changes to assets and liabilities	(68,862)	58,898
Total adjustments	156,936	59,653
Net cash provided by operating activities	308,269	262,517

Cash Flows From Investing Activities:
Additions to property and equipment	(69,209)	(151,359)
Acquisitions of product rights	(29,838)	(179,609)
Additions to marketable securities	(198,696)	—
Other	25,203	61,018
Net cash used in investing activities	$(272,540)	$(269,950)

Cash Flows From Financing Activities:
Net proceeds from issuance of debt	$—	$560,625
Proceeds from borrowings under revolving credit facility	—	60,000
Repurchase 1998 Senior Notes (including premium)	(152,977)	—
Principal payments on debt	—	(325,946)
Proceeds from stock plans and other	32,247	35,952
Net cash (used in) provided by financing activities	(120,730)	330,631
Net (decrease) increase in cash and cash equivalents	(85,001)	323,198
Cash and cash equivalents at beginning of period	553,353	230,155
Cash and cash equivalents at end of period	$468,352	$553,353